EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185612, 333-208575 and 333-216518 on Form S-8 and Registration Statement Nos. 333-192519, 333-195662, 333-204597, 333-212107, 333-213472, 333-213471 and 333-214593 on Form S-3 of our reports dated March 12, 2018, relating to the consolidated financial statements and financial statement schedule of Par Pacific Holdings, Inc. and subsidiaries and the effectiveness of Par Pacific Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas March 12, 2018